As filed with the Securities and Exchange Commission on November 6, 1998
                       Registration No. 333-_____________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               -------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------


                             DYCOM INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)
                               -------------------


                    Florida                                   59-1277135
          (State or other jurisdiction of                  (I.R.S. Employer
          incorporation or organization)                  Identification No.)

                               First Union Center
                          4440 PGA Boulevard, Suite 600
                        Palm Beach Gardens, Florida 33410
                                 (561) 627-7171
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               -------------------


                                Thomas R. Pledger
                               First Union Center
                          4440 PGA Boulevard, Suite 600
                        Palm Beach Gardens, Florida 33410
                                 (561) 627-7171
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -------------------

                                   Copies to:

                              Mark Kessel, Esquire
                               Shearman & Sterling
                              599 Lexington Avenue
                            New York, New York 10022
                                 (212) 848-4000
                               -------------------


          Approximate date of commencement of proposed sale to public: as soon as practicable after this registration statement becomes effective.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                               -------------------


                         CALCULATION OF REGISTRATION FEE

                                                          Proposed Maximum     Proposed Maximum
      Title of each Class of         Amount to be         Offering Price       Aggregate                 Amount of
   Securities to be Registered       Registered           per Share (1)        Offering Price(1)      Registration Fee
------------------------------       --------------       ----------------     -----------------      ----------------
Common Stock, $0.33 1/3 par          900,000 shares       $38.281              $34,452,900            $9,577.91
value.........



(1) Estimated solely for the purposes of calculating the registration fee based on the average of the high and low trading prices for the Common Stock on the New York Stock Exchange on November 4, 1998.

                              --------------------

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 Subject to Completion, dated November 6, 1998

                                 900,000 Shares


                             DYCOM INDUSTRIES, INC.
                                     {LOGO}

                                  COMMON STOCK


     Certain of our stockholders may offer and sell from time to time an aggregate of up to 900,000 shares of common stock.

     The selling stockholders may offer their shares through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices or at privately negotiated prices.

     The selling stockholders obtained their shares of common stock on April 6, 1998 in connection with our acquisition of Cable Com, Inc. and Installation Technicians, Inc.


     Our common stock is listed on the New York Stock Exchange under the symbol "DY." On November 4, 1998, the closing price of the common stock on the New York Stock Exchange was $38 14/16 per share.

     INVESTING IN THE SHARES OF COMMON STOCK INVOLVES RISKS WHICH ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 2 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these shares of common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                     -----

             The date of this prospectus is          , 1998.

                                TABLE OF CONTENTS
                                                                      Page

Forward-Looking Statements...............................................1
Risk Factors.............................................................2
The Company..............................................................5
Use of Proceeds..........................................................6
Selling Stockholders.....................................................6
Plan of Distribution.....................................................7
Description of Capital Stock ............................................8
Legal Matters...........................................................10
Experts.................................................................10
Where You Can Find More Information.....................................10


                           FORWARD-LOOKING STATEMENTS


          This prospectus includes forward-looking statements, including statements regarding, among other items:

          o the effects of recent legislation on the telecommunications industry,

          o the trends favoring outsourcing of telecommunications engineering, construction and maintenance services,

          o  our objective to grow through strategic acquisitions,

          o  our internal growth strategy,

          o our ability to realize cost savings upon the completion of future acquisitions,

          o  our ability to expand and diversify our customer base,

          o  our Year 2000 compliance, and

          o  trends in our future operating performance.

          We have based these forward-looking statements largely on our expectations. Forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control. Actual results could differ materially from those anticipated as a result of the factors described in "Risk Factors."

          We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

                                  RISK FACTORS

          Investing in the common stock will provide you with an equity ownership interest in Dycom. The value of your investment may be subject to risks inherent in our business. Such risks may materially and adversely affect our business, financial condition or results of operations. In such case, the trading price of the common stock could decline, and you could lose all or part of your investment. You should carefully consider the following factors as well as other information contained in this prospectus before deciding to invest in the common stock.


Fluctuations in Quarterly Operating Results

          We have experienced and expect to continue to experience quarterly variations in revenues and net income as a result of many factors, including:

          o the timing and volume of customers' construction and maintenance projects,

          o  budgetary spending patterns of customers,

          o the commencement or termination of master service agreements and long-term agreements,

          o costs incurred to support growth internally or through acquisitions,

          o  fluctuations in operating results caused by acquisitions,

          o changes in our mix of customers, contracts and business activities, and

          o fluctuations in insurance expense accruals due to changes in claims experience and actuarial assumptions.

          Revenues and net income in our second quarter and, occasionally, our third quarter have in the past been, and may in the future be, adversely affected by weather conditions and year-end budgetary spending patterns of our customers.

Substantial Reliance on Key Customers

         Our customer base is highly concentrated. Our top five customers in fiscal 1996, 1997 and 1998 accounted in the aggregate for approximately 68%, 63% and 65%, respectively, of our total contract revenues. During fiscal 1998, approximately 24 % of our total contract revenues were derived from Comcast Cable Communications, Inc., 22% from BellSouth Telecommunications, Inc. and 7% from GTE Corporation. We believe that a substantial portion of our contract revenues and operating income will continue to be derived from a concentrated group of key customers. The loss of any key customer, if not replaced, could have a material adverse effect on our business.

Nature of Master Service Agreements

        We derive a substantial portion of revenues pursuant to multi-year master service agreements. We are currently a party to 38 master service agreements, including 26 such agreements with BellSouth Telecommunications, Inc., GTE Corporation, and Sprint Corporation, collectively. Under the terms of these agreements, our customers can typically terminate the agreement on 90 days' prior written notice. The termination of any such agreements or our failure to renew master service agreements with our customers could have a material adverse effect on our business.

Uncertainties Relating to Backlog

          Our backlog is comprised of the uncompleted portion of services to be performed under job-specific agreements and the estimated value of future services that we expect to provide our customers under master service agreements. Our master service agreements are generally exclusive requirements contracts with certain exceptions, including the customer's option to perform the services with its own regularly employed personnel. Accordingly, there can be no assurance as to our customers' requirements during a particular period or that our estimates of such requirements, including those used to formulate backlog, at any point in time are accurate.



Risks Associated with Acquisitions

          As part of our growth strategy, we may acquire companies that expand, complement or diversify our business. We cannot assure you that we will be able to identify attractive acquisition candidates, enter into acceptable acquisition agreements or close any such transactions. Failure to achieve our acquisition strategy could materially and adversely affect our ability to sustain growth and maintain our competitive position. In addition, increased competition for acquisition candidates could increase the cost of making acquisitions and reduce the number of attractive companies to be acquired. Although we maintain a decentralized operating structure, we may encounter difficulties in integrating acquired companies or their management teams. We may also encounter difficulties in retaining key personnel or customers. In addition, acquisitions may have adverse effects on our operating results caused by amortization of acquired intangible assets or unanticipated liabilities or contingencies.

          In the past, we have experienced difficulties in integrating and managing certain acquisitions. In fiscal 1993 and fiscal 1994, we wrote off $24.3 million and $1.4 million, respectively, of intangible assets, including goodwill, in connection with four acquisitions, contributing to substantial net losses in those years. For several years through and including fiscal, 1994 we were involved in litigation with the management team of two acquired operating subsidiaries, related shareholder litigation and a governmental investigation which had a material adverse effect on our business. Although we have made efforts to improve our acquisition due diligence process and our supervision of acquired companies, we may continue to experience difficulties in the future with acquired companies.

          We may be required to incur debt or issue equity to pay for any future acquisitions, and these sources of financing may not be available to us on favorable terms. In addition, if we use common stock to pay for future acquisitions, the value of your common stock may become diluted. If we cannot use common stock or borrow sufficient funds to pay for future acquisitions, our growth strategy could be limited.

Competition

          The telecommunications services industry is highly competitive and we compete with other companies in most of the markets in which we operate. Some of our competitors may have greater financial, technical and marketing resources than we do. A significant portion of our revenues are currently derived from master service agreements and price is often an important factor in the award of such agreements. Accordingly, we could be outbid by our competitors in an effort to procure such business. Despite the current trend toward outsourcing, we may also face competition from existing or prospective customers who employ in-house personnel to perform some of the same types of services as we provide. In addition, there are relatively few, if any, barriers to entry into the markets in which we operate and, as a result, any organization that has adequate financial resources and access to technical expertise may become one of our competitors.

Risks Associated with the Telecommunications Industry

          Certain factors related to the telecommunications industry may affect the demand for the services which we provide. Developments which may reduce such demand include:

          o  changes in telecommunications regulation,

          o disappointing public demand for Internet access and other interactive multimedia services,

          o decreases in the preference toward outsourcing telecommunications engineering, construction and maintenance services,

          o inability by telecommunications providers to raise capital necessary to develop telecommunications networks,

          o displacement of wireline telecommunications systems by other technologies such as wireless technologies, and

          o improvements in technology, which allow telecommunications providers to significantly improve their networks without physically upgrading them.

Year 2000 Technology Risks

          Year 2000 technology risks refer to the potential harm resulting from computer programs that identify dates by the last two digits of the year rather than using the full four digits. As such, dates as of January 1, 2000 could be misidentified and such programs could fail. We have reviewed our computer systems to identify those areas that could be adversely affected by Year 2000 software failures. We have converted approximately 85% of our information systems to be Year 2000 compliant. We have incurred approximately $1.0 million through July 31, 1998 and approximately $0.5 million will be incurred in fiscal 1999 to complete the information system conversions. Although we expect that any additional expenditures that may be required for the Year 2000 conversions will not be material, there can be no assurance in this regard. Additionally, we believe that the Year 2000 problem could have a negative impact on certain of our customers and other entities with which we transact business, which may have a material adverse effect on our business.

Risks Associated with Self-Insurance

          We are primarily self-insured, up to a limited amount, for automobile, general liability, workers' compensation and employee group health claims. A liability for unpaid claims and associated expenses, including incurred but not reported losses, is actuarially determined and reflected in our consolidated balance sheet as an accrued liability. The determination of such claims and expenses and the extent of the accrued liability are continually reviewed and updated. If we were to experience insurance claims or costs above our estimates and were unable to offset such increases with earnings, our business could be materially and adversely affected.

Dependence on Key Personnel

          We are highly dependent upon the continued services and experience of our senior management team, including Thomas R. Pledger, our Chairman and Chief Executive Officer, Steven Nielsen, our President and Chief Operating Officer, and one or more managers of key operating subsidiaries. The loss of the services of these individuals or other members of our senior management could have a material adverse effect on our business.

Volatility of Stock Price

          The market price for our common stock could fluctuate due to various factors. These factors include:

          o announcements of fluctuations in our operating results or one of our competitors' operating results,

          o market conditions for telecommunications or telecommunications services company stocks in general,

          o changes in recommendations or earnings estimates by securities analysts,

          o announcements of new contracts or customers by us or our competitors, and

          o   timing and announcement of acquisitions by us or our competitors.

          In addition, the stock market has experienced significant price and volume fluctuations in recent years that have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of our common stock.

Potential for Adverse Effect on Stock Price from Shares Eligible for Future Sale

          Future sales of substantial amounts of our common stock in the public market, including the shares covered by this prospectus, or the perception that such sales could occur, could adversely affect the market price of our common stock. As of October 31, 1998, we had outstanding 14,730,626 shares of common stock, plus 563,246 shares of common stock reserved for issuance upon exercise of outstanding options, including 147,761 options which are currently exercisable. Substantially all of the outstanding shares of our common stock are either freely salable or salable subject to certain volume and manner of sale restrictions pursuant to Rule 144 of the Securities Act of 1933.

          In connection with the acquisition of Communications Construction Group, Inc., Cable Com Inc. and Installation Technicians, Inc., we issued an aggregate of 3,853,242 shares of common stock to their stockholders. As of October 31, 1998, 2,181,007 of these shares were still available for future sale by such holders. Holders who received these shares hold their shares subject to the limitations of Rule 144. We have granted these holders certain registration rights. Former stockholders of Cable Com Inc. and Installation Technicians, Inc. have the right to have their shares of Dycom common stock included in certain registration statements covering the sale of securities by Dycom or the sale of common stock by selling stockholders. The shares of common stock covered by this prospectus were among the shares issued in connection with the acquisitions of Cable Com Inc. and Installation Technicians, Inc.

Anti-takeover Provisions

          Our articles of incorporation and by-laws contain provisions which may deter, discourage or make more difficult a takeover or change of control of Dycom by another corporation. These anti-takeover provisions include:

          o the authority of our board of directors to issue up to 1,000,000 shares of preferred stock without stockholder approval on such terms and with such rights as our board of directors may determine, and

          o the requirement of a classified board of directors serving staggered three-year terms.

          We have also adopted a shareholder rights plan and have executed change of control agreements with key officers, which may make it more difficult to effect a change in control of Dycom and replace incumbent management. Lastly, we are subject to certain anti-takeover provisions of the Florida Business Corporation Act. Theses anti-takeover provisions could discourage or prevent a change of control even if such change of control would be beneficial to stockholders and could adversely affect the market price of our common stock.



                                   THE COMPANY

          We are a leading provider of engineering, construction and maintenance services to telecommunications providers throughout the United States. Our comprehensive range of telecommunications infrastructure services include the engineering, placement and maintenance of aerial, underground, and buried fiber-optic, coaxial and copper cable systems owned by local and long distance communications carriers, competitive local exchange carriers, and cable television multiple system operators. Additionally, we provide similar services related to the installation of integrated voice, data, and video local and wide area networks within office buildings and similar structures. We also perform underground utility locating and electric utility contracting services.

          Our executive offices are located at 4440 PGA Boulevard, Suite 600, Palm Beach Gardens, Florida 33410. Our telephone number is (561) 627-7171. We maintain a website at http://www.dycomind.com.

                                 USE OF PROCEEDS

          All of the net proceeds from the sale of the common stock of Dycom covered by this prospectus will go to the stockholders who offer and sell their shares. Accordingly, we will not receive any of the proceeds from the sales of the common stock.

                              SELLING STOCKHOLDERS

          Under two registration rights agreements, each dated April 6, 1998, we agreed to use our reasonable efforts to register the common stock of Dycom issued to the selling stockholders and to keep the registration statement effective for six months, or until all of the registered shares are sold, whichever comes first. Our registration of the common stock held by the selling stockholders does not necessarily mean that the selling stockholders will sell all or any of the shares.

          The following list of selling stockholders received their shares through the acquisition of Cable Com, Inc. and Installation Technicians, Inc. This prospectus covers the offer and sale by each selling stockholder of their common stock. Set forth below are (i) the names of each selling stockholder,
(ii) the nature of any position, office or other material relationship that they have had within the past three years with Dycom or any of its predecessors or affiliates, (iii) the number of shares of common stock they beneficially owned as of October 31, 1998, (iv) the number of shares that may be offered and sold by or on their behalf and (v) the amount of common stock to be owned by them upon the completion of the offering if all shares offered are sold.



                                                                         Shares
                                     Shares Beneficially                  Being                 Shares Beneficially
Selling Stockholder              Owned Prior to Offering(1)              Offered              Owned After Offering(1)
---------------------------------------------------------------------------------------------------------------------
                                  Number            Percent                                    Number        Percent
                                  ------            -------                                    ------        -------
Thomas E. Atkins(2)..............492,000              3.3%               240,000               252,000       1.7%

Gerald W. Hartman(3).............518,880              3.5                218,880               300,000       2.0

John J. Ekstrom and
Joanne Ekstrom as
Tenants by the Entireties(4).....437,520              2.9                220,000               217,520       1.5

Tom Atkins/Thomas Scott
Atkins Irrevocable Trust..........54,000                *                 30,000                24,000       *

Tom Atkins/Malinda Ann
Atkins Irrevocable Trust..........54,000                *                 30,000                24,000       *

Gerald W. Hartman/Lisa M.
Lutz Irrevocable Trust............40,560                *                 40,560                     -       -

Gerald W. Hartman/Tonia R.
Schmidt Irrevocable Trust.........40,560                *                 40,560                     -       -

The John J. Ekstrom
Irrevocable Trust.................81,240                *                 40,000                41,240       *

Joanne Ekstrom Irrevocable
Trust.............................81,240                *                 40,000                41,240       *

(footnotes appear on the following page)

--------------
*Less than 1%

(1) Includes outstanding shares and stock options exercisable within 60 days after October 31, 1998 held by officers and directors.

(2) Prior to the acquisition of Cable Com, Inc., Thomas E. Atkins was the Vice President and Assistant Secretary of Cable Com, Inc. Prior to the acquisition of Installation Technicians, Inc., Mr. Atkins was Assistant Secretary of Installation Technicians, Inc. Presently, Mr. Atkins is the Assistant Secretary of Installation Technicians, Inc.

(3) Prior to the acquisition of Cable Com, Inc., Gerald W. Hartman was the Vice President of Cable Com, Inc. Prior to the acquisition of Installation Technicians, Inc., Mr. Hartman was Chairman and President of Installation Technicians, Inc. Presently, Mr. Hartman is the Chairman and President of Installation Technicians, Inc.

(4) Prior to the acquisition of Cable Com, Inc., John J. Ekstrom was the President and CEO of Cable Com, Inc. Prior to the acquisition of Installation Technicians, Inc., Mr. Ekstrom was Vice President and Assistant Treasurer of Installation Technicians, Inc. Presently, Mr. Ekstrom is the President and CEO of Cable Com, Inc. Includes 417,240 shares held by John J. Ekstrom and Joanne Ekstrom as tenants by the entireties and 20,280 shares held by the Joanne Ekstrom Revocable Trust.


                              PLAN OF DISTRIBUTION

          We are registering shares of our common stock on behalf of the selling stockholders. As used in this prospectus, "selling stockholders" includes donees and pledgees selling shares received from a named selling stockholder after the date of this prospectus. We will pay for all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay for all selling discounts and commissions, if any. The selling stockholders may offer and sell their shares from time to time in one or more of the following types of transactions (including block transactions):

          o  on the New York Stock Exchange,

          o  in the over-the-counter market,

          o  in privately negotiated transactions,

          o  through put or call options transactions relating to the shares,

          o  through short sales of shares, or

          o  a combination of such methods of sale.

          The selling stockholders may sell their shares at prevailing market prices, or at privately negotiated prices. Such transactions may or may not involve brokers or dealers. The selling stockholders have advised us that they have not entered into any agreements, understanding or arrangements with any underwriters or broker-dealers regarding the sale of their shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

          The selling stockholders may offer and sell their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares.

          We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act.

          Selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided they meet the criteria and conform to the requirements of such rule.

                          DESCRIPTION OF CAPITAL STOCK

          We have authorized the issuance of 50,000,000 shares of common stock, $0.33 1/3 par value, and 1,000,000 shares of preferred stock, $1.00 par value share.

Common Stock

          On October 31, 1998, there were 14,730,626 outstanding shares of common stock held by 629 stockholders of record.

          The holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Holders of common stock do not have cumulative voting rights. Therefore, holders of more than 50% of the shares of common stock are able to elect all our directors eligible for election in a given year. The holders of common stock are entitled to dividends and other distributions out of assets legally available if and when declared by the board of directors. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share pro rata in the distribution of all of our assets remaining available for distribution after satisfaction of all liabilities, including any prior rights of any preferred stock which may be outstanding. There are no redemption or sinking fund provisions applicable to the common stock.

          The transfer agent and registrar for the common stock is First Union National Bank of North Carolina, Charlotte, North Carolina.

Preferred Stock

          There are no shares of preferred stock outstanding. Series of the preferred stock may be created and issued from time to time by our board of directors, with such rights and preferences as they may determine.

Anti-takeover Provisions

          On June 1, 1992, we approved a shareholder rights plan. All stockholders of record on June 15, 1992 were issued a right (a "Right") for each outstanding share of our common stock. Each Right entitles the holder to purchase one-half share of common stock for an exercise price of $18.00, subject to certain adjustments. The Right is exercisable only when a triggering event occurs. Among the triggering events are (1) a person or group's acquisition of 20% or more of our common stock, (2) the commencement of a tender offer which would result in a person or group owning 20% or more of our common stock, or (3) the acquisition of at least 10% of our common stock and such acquisition is determined to have effects adverse to us. We can redeem the Rights at $0.01 per Right, subject to certain adjustments, at any time prior to ten days after a triggering event occurs.

          Certain executive officers of Dycom have agreements with Dycom, which provide for substantial compensation (in general terms, double the officer's salary and bonuses paid the previous year), upon a change of control in Dycom. Thomas R. Pledger's employment agreement also permits him to terminate his employment in the event of a change of control. The current total amount of payments under these agreements upon a change in control would be approximately $2.8 million. Such payments would be triggered by any person's acquisition of more than fifty percent of our outstanding securities, the sale or transfer of substantially all of our assets to someone other than a wholly-owned subsidiary of Dycom, or a change of control of the board of directors.

          Our articles of incorporation provide that the board of directors is divided into three classes, as nearly equal in number as possible, with one class of directors being elected each year for a three-year term. The classification of the board may have the effect of delaying a change in a majority of the members of our board of directors.

          Our articles of incorporation require approval of 80% of the outstanding shares of our capital stock entitled to vote in elections of directors for any merger with or into another corporation or any sale or transfer of all or a substantial part of our assets to, or any sale or transfer to us or any subsidiary in exchange for our securities or any assets (except assets valued at less than $1,000,000) of, any other corporation or person, if at the time such other corporation or person is the beneficial owner, or is affiliated with the beneficial owner, of more than 20% of the outstanding shares of our capital stock entitled to vote in elections of directors. This requirement is not applicable to any such transaction with another corporation which was approved by our board of directors prior to the time that such other corporation became a holder of more than 20% of the outstanding shares of our capital stock.

          The Florida Business Corporation Act contains provisions eliminating the voting rights of "control shares", which are defined as shares which give any person, directly or indirectly, ownership of, or the power to direct the exercise of voting power with respect to, 20% or more of the outstanding voting power of an "issuing public corporation." A corporation is an issuing public corporation if it has at least 100 shareholders, its principal place of business, principal office or substantial assets are in Florida and either more than 10% of its shareholders reside in Florida, more than 10% of its shares are owned by Florida residents or 1,000 shareholders reside in Florida. The voting rights of control shares are not eliminated if the articles of incorporation or the bylaws of the corporation prior to the acquisition provide that the statute does not apply. Voting rights are restored to control shares if, subsequent to their acquisition, the corporation's shareholders (other than the holder of control shares, officers of the corporation and employee directors) vote to restore such voting rights.

          The Florida Business Corporation Act also restricts "affiliated transactions" (mergers, consolidations, transfers of assets and other transactions) between "interested shareholders" (the beneficial owners of 10% or more of the corporation's outstanding shares) and the corporation or any subsidiary. Affiliated transactions must be approved by two-thirds of the voting shares not beneficially owned by the interested shareholder or by a majority of the corporation's "disinterested" directors. The statutory restrictions do not apply if the corporation has had fewer than 300 shareholders of record for three years, the interested shareholder has owned at least 80% of the outstanding shares for five years, the interested shareholder owns at least 90% of the corporation's outstanding voting shares, or certain consideration is paid to all shareholders.

          The provisions of our articles and by-laws, the existence of the shareholder rights plan and the change of control agreements and the application of the anti-takeover provisions of the Florida Business Corporation Act could have the effect of discouraging, delaying or preventing a change of control not approved by the board of directors which could affect the market price of our common stock.

Indemnification

          Our by-laws require us to indemnify each of our directors and officers to the fullest extent permitted by law and limits the liability of our directors and stockholders for monetary damages in certain circumstances.

          The provisions of the Florida Business Corporation Act that allow such indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director continues to be subject to liability for (a) criminal violations, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for our best interests in a proceeding by or on our behalf or in a proceeding by or on behalf of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Dividend Restrictions

          Our credit agreement currently limits our ability to pay dividends on the common stock to 50% of net after-tax profits for the fiscal year. The credit agreement's restrictions on our debt-to-net worth, quick and current ratios also affect our ability to pay dividends. The payment of dividends on the common stock is also subject to the preference that may be applicable to any then outstanding preferred stock.

                                  LEGAL MATTERS

          The validity of the shares of common stock offered in this prospectus will be passed upon by the law firm of Akerman, Senterfitt & Eidson, Miami, Florida.


                                     EXPERTS


          The financial statements of the Company and its consolidated subsidiaries, except Communications Construction Group, Inc. for the years ended May 31, 1997 and 1996, as of July 31, 1998 and 1997 and for each of the three years in the period ended July 31, 1998, incorporated by reference in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference herein. The financial statements of Communications Construction Group, Inc. for the years ended May 31, 1997 and 1996 (consolidated with those of the Company) have been audited by Nowalk & Associates, independent auditors, as stated in their report incorporated by reference herein. Such financial statements of the Company and its consolidated subsidiaries are - incorporated by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION


          We file reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's Website at http://www.sec.gov.



          The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

          o our annual report on Form 10-K for the fiscal year ended July 31, 1998, and

          o  our definitive proxy statement filed on September 30, 1998.

          You may request a copy of these filings, at no cost, by writing or telephoning our Corporate Secretary at the following address:

                       Dycom Industries, Inc.
                       4440 PGA Boulevard
                       Suite 600
                       Palm Beach Gardens, Florida 33410
                       Attention: Corporate Secretary
                       (561) 627-7171

          This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

                                 900,000 Shares











                             DYCOM INDUSTRIES, INC.











                                  COMMON STOCK

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

        The following expenses, other than the Securities and Exchange Commission registration fee are estimated. All of the expenses of the offering will be paid by the Company.

          SEC Registration Fees.............................$ 9,578
          Legal Fees and Expenses...........................$40,000
          Accounting Fees and Expenses......................$ 3,000
          Miscellaneous.....................................$ 2,422
                                                            -------
                   Total....................................$55,000


Item 15.  Indemnification of Directors and Officers

         The By-Laws of the Company provide that the Company shall indemnify each director and officer of the Company to the fullest extent permitted by law and limits the liability of directors to the Company and its stockholders for monetary damages in certain circumstances. The registrant has insured its directors and officers against certain civil liabilities in connection with the registration, offering and sale of the securities.

         The provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution, and (d) willful misconduct or a conscious disregard for the best interests of the Registrant in a proceeding by or in the right of the Registrant to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Item 16.  Exhibits

   Exhibit
   Number    Description
  -------    -----------
     4.1     Portions of articles and by-laws defining rights of shareholders*
     5.1     Opinion of Akerman, Senterfitt & Eidson regarding the common stock registered hereby
    23.1     Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)
    23.2     Consent of Deloitte & Touche LLP
    23.3     Consent of Nowalk & Associates
    24.1     Powers of Attorney (included on the signature page of this registration statement)

-----------------
* Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-36883).

Item 17.  Undertakings

         A.  The undersigned registrant hereby undertakes:

             1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                 (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                 (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs A.1(a) and A.1 (b) above do not apply if the the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission (the "Commission") by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

             2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any such action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida on the 6th day of November, 1998.

                                      DYCOM INDUSTRIES, INC.
                                      By: /s/ THOMAS R. PLEDGER
                                          -------------------------------------
                                           Thomas R. Pledger
                                           Chairman and Chief Executive Officer



                                POWER OF ATTORNEY


          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas R. Pledger, Steven E. Nielsen and Douglas J. Betlach, or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign and file (1) any and all amendments (including post-effective amendments) to this Registration Statement, with all exhibits thereto, and other documents in connection therewith and (2) a registration statement, and any and all amendments thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent, or their substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



            Name                                                     Title                             Date
            ----                                                     -----                             ----
/S/    THOMAS R. PLEDGER                              Chairman, Chief Executive Officer         November 6, 1998
---------------------------------------                         and Director
       Thomas R. Pledger

/S/    STEVEN E. NIELSEN                             President, Chief Operating Officer         November 6, 1998
---------------------------------------                         and Director
       Steven E. Nielsen

/s/    DOUGLAS J. BETLACH                               Vice President, Treasurer and           November 6, 1998
---------------------------------------                    Chief Financial Officer
       Douglas J. Betlach

/s/    DARLINE M. RICHTER                               Vice President and Controller           November 6, 1998
---------------------------------------
       Darline M. Richter

/s/    LOUIS W. ADAMS, JR.                                        Director                      November 6, 1998
---------------------------------------
       Louis W. Adams, Jr.

/s/    WALTER L. REVELL                                           Director                      November 6, 1998
---------------------------------------
       Walter L. Revell

/s/    RONALD P. YOUNKIN                                          Director                      November 6, 1998
---------------------------------------
       Ronald P. Younkin


                                  EXHIBIT INDEX



   Exhibit
   Number    Description
  -------    -----------
     4.1     Portions of articles and by-laws defining rights of shareholders*
     5.1     Opinion of Akerman, Senterfitt & Eidson regarding the common stock registered hereby
    23.1     Consent of Akerman, Senterfitt & Eidson (included in opinion delivered under Exhibit No. 5.1)
    23.2     Consent of Deloitte & Touche LLP
    23.3     Consent of Nowalk & Associates
    24.1     Powers of Attorney (included on the signature page of this registration statement)

-----------------
* Incorporated by reference to the Company's Registration Statement on Form S-3 (File No. 333-36883).

                                      II-6